Exhibit 10.7

FORM OF LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”), dated as of December 19, 2023, is made and entered into by and between Infrared Cameras Holdings, Inc., a Delaware corporation (the “Company”) (formerly known as SportsMap Tech Acquisition Corp., a Delaware corporation), and the Persons set forth on Schedule I hereto (such Persons, together with any Person who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 6 of this Agreement, the “Securityholders” and each, a “Securityholder”).

WHEREAS, the Company, ICH Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Infrared Cameras Holdings, Inc., a Delaware corporation (“Target”), entered into that certain Business Combination Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”); capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement), dated as of December 5, 2022, pursuant to which, among other things, on the date hereof, Merger Sub merged with and into Target with Target surviving as a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, following the consummation of the Merger, each Securityholder owns equity interests in the Company;

WHEREAS, in connection with the Merger, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company; and

WHEREAS, each of the Persons set forth on Schedule II hereto is concurrently entering into a Lock-Up Agreement, on substantially the same terms as the Securityholders.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Business Combination Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.	Transfer Restrictions. Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) [the shares held by them (or their successors and assigns) and included in Exhibit A hereto] [held by it immediately after the Effective Time of the Merger, any shares of Company Common Stock issuable upon the exercise of options to purchase shares of Company Common Stock held by it immediately after the Effective Time of the Merger, or any securities convertible into or exercisable or exchangeable for Company Common Stock held by it immediately after the Effective Time of the Merger] (the “Lock-up Shares”), (b) enter into any swap, hedge, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a) through (c), collectively, “Transfer”) until (i) with respect to 50% of the Lock-up Shares, the earlier of (A) six months after the Closing Date and (B) the first date on which the closing price of the Company Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) for any 20 Trading Days within any 30-Trading Day period commencing after the Closing and (ii) with respect to the remaining Lock-up Shares, six months after the Closing Date (the “Lock-Up Period”), subject in each case to the early release provisions set forth in Section 3 below. For purposes of this Section 1, a “Trading Day” means any day on which The Nasdaq Global Market is open for trading. In furtherance of the foregoing, during the Lock-Up Period, the Company will (x) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement, and (y) notify the Company’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Agreement and direct the Company’s transfer agent not to process any attempts by the Securityholder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

2.             Permitted Transfers. The restrictions set forth in Section 1 shall not apply to:

(a)                Transfers of any securities other than the Lock-up Shares;

(b)                in the case of an entity, Transfers (i) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) of a Securityholder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with a Securityholder or its affiliates or who shares a common investment advisor with a Securityholder or (ii) as part of a distribution to members, partners, shareholders or equity holders of a Securityholder;

(c)                in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(d)                in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(e)                in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(f)                 in the case of an individual, Transfers to a partnership, limited liability company or other entity of which a Securityholder and/or the immediate family (as defined below) of a Securityholder are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(g)                in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(h)                in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(i)                 Transfers relating to Company Common Stock or other securities convertible into or exercisable or exchangeable for Company Common Stock acquired in open market transactions after the Closing; provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(j)                 the exercise of stock options or warrants to purchase shares of Company Common Stock or the vesting of stock awards of Company Common Stock and any related Transfer of shares of Company Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Company Common Stock, it being understood that all shares of Company Common Stock received upon such exercise, vesting or Transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(k)                Transfers to the Company pursuant to any contractual arrangement in effect upon the consummation of the Merger that provides for the repurchase by the Company or forfeiture of Company Common Stock or other securities convertible into or exercisable, redeemable or exchangeable for Company Common Stock in connection with the termination of a Securityholder’s service to the Company;

(l)                 the entry, by a Securityholder, at any time after the Effective Time of the Merger, of any trading plan providing for the sale of shares of Company Common Stock by a Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Company Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A);

(m)              Transfers in the event of completion of a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Company Common Stock for cash, securities or other property;

(n)                Transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction; and

(o)                the pledge of Company Common Stock as security or collateral in connection with any borrowing or the incurrence of indebtedness by a Securityholder, and any Transfer pursuant to the exercise by the pledgee of its rights pursuant to such pledge;

provided, however, that in the case of clauses (b) through (h), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the applicable Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this Section 2, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the applicable Securityholder, and lineal descendant (including by adoption) of the applicable Securityholder or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

3.             Termination. This Agreement shall terminate upon the earliest to occur of (i) the expiration of the Lock-Up Period, (ii) the completion, after the Closing, of any merger, liquidation, stock exchange, reorganization, tender offer or other similar transaction that results in all of the public stockholders of the Company having the right to exchange their shares of Company Common Stock for cash, securities or other property and (iii) the liquidation of the Company.

4.             Prohibited Transfers. In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5.             Amendments. This Agreement may be amended, supplemented or modified, or any provision hereof waived, in whole or in part, only by a duly authorized agreement in writing, executed by the Company and the Securityholders holding a majority of the shares of Company Common Stock then held by the Securityholders in the aggregate as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement. This Agreement may not be modified or amended or any provision hereof waived except as provided in the immediately preceding sentence and any purported amendment, modification or waiver by any party or parties hereto effected in a manner which does not comply with this Section 5 shall be null and void, ab initio.

6.            Binding Effect; Assignment. Except as set forth herein, this Agreement and the obligations of the Securityholders pursuant hereto are personal to each such Securityholder and may not be transferred by such Securityholder at any time. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

7.             Governing Law. This Agreement, and all claims or causes of actions based upon, arising out of or related to this Agreement and the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

8.             Jurisdiction; Venue. Any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such claim or cause of action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of any such claim or cause of action shall be heard and determined only in any such court, and (d) agrees not to bring any such claim or cause of action in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence claims or causes of action or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any claim or cause of action brought pursuant to this Section 8.

9.              Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

10.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any joinder to this Agreement by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

11.           Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.           Liability. The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY

By:
Name:
Title:

SECURITYHOLDERS:

By:
Name:
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